Exhibit (h)(4)

SECOND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

(Class I and R5 Shares)

THIS AGREEMENT is made as of the 1st day of November, 2016 by and between THORNBURG INVESTMENT TRUST, a Massachusetts business trust (the “Trust”), in respect of Class I and Class R5 shares of its respective series (hereinafter designated collectively, the “Funds,” and individually, a “Fund”), and THORNBURG INVESTMENT MANAGEMENT, INC., a Delaware corporation (“Thornburg”).

Recitals

1.    The Trust engages in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.    The Trust previously entered into an Administrative Services Agreement as of November 1, 1997 with Thornburg respecting the Class I shares of then identified Funds of the Trust. The Administrative Services Agreement was subsequently made applicable to additional Funds and to Class R5 shares of certain Funds by the execution of supplements to the Administrative Services Agreement. The Administrative Services Agreements was restated as of February 1, 2005 to combine the original Administrative Services Agreement and subsequent supplements into one instrument for administrative convenience (the “Restated Agreement”). The Restated Administrative Agreement was subsequently further supplemented and amended to make it applicable to new Funds and share classes.

3.    The Trust and Thornburg seek by this Second Restated Administrative Services Agreement (the “Second Restated Agreement”) to combine the Restated Agreement and subsequent supplements and amendments into one instrument for the convenience of the parties, and to make some additional clarifying revisions.

4.    The Trust seeks to obtain described administrative services from Thornburg for the Class I and Class R5 shares of each Fund offering those classes of shares, and may seek to obtain administrative services from Thornburg for subsequently created Funds and share classes. Thornburg seeks to be retained to perform services in accordance with this Second Restated Agreement.

5.    This Second Restated Agreement has been approved by a vote of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Second Restated Agreement (sometimes the “Disinterested Trustees”), cast in person at a meeting called for the purpose of voting on this Second Restated Agreement.

6.    This Second Restated Agreement may be made applicable to one or more additional classes of shares and Funds by the parties’ execution of one or more supplements to this Second Restated Agreement.

Agreement

NOW THEREFORE, the Trust hereby enters into this Second Restated Agreement with Thornburg, and the parties provide and agree as follows:

1.    Subject to the continuing supervision of the Trustees, the Trust hereby retains and appoints Thornburg as its agent to perform certain administrative services and engage in activities beyond those specifically required by the investment advisory agreement between the Trust and Thornburg, and to provide related services. The activities and services to be provided by Thornburg hereunder shall include supervision and direction of shareholder communications, assistance and review in preparation of reports and other communications to shareholders, administration of shareholder assistance, supervision and review of bookkeeping, clerical, shareholder and account administration and accounting functions, supervision or conduct of related regulatory compliance and legal affairs, and review and administration of functions delivered by outside service providers to or for the shareholders of the class or classes served under this Second Restated Agreement, and such other related or similar administrative functions as the Trust and Thornburg may from time to time agree. Thornburg or its affiliates will also provide persons who shall not be Thornburg’s officers or officers of Thornburg’s affiliates, to render such shareholder-related and other related office services to the Trust as the Trust may from time to time request of Thornburg. These personnel may be employees of Thornburg or its affiliates.

2.    The Trust will pay monthly for the services described in the preceding Paragraph 1, a fee computed at an annual rate of .05 of 1% of the average daily net assets attributable to each class of shares to which this Second Restated Agreement applies from time to time, together with any applicable gross receipts tax, sales tax, value-added tax, compensating tax or similar exaction imposed by any federal, state or local government, but the aggregate of those taxes will not exceed 10% of the basic fee. In addition, the Trust will pay Thornburg for the cost of personnel provided in accordance with the preceding Paragraph 1 to provide the described shareholder—related and office services requested by the Trust. Thornburg and the Trust agree and acknowledge that the Trust will pay expenses payable by the Trust in accordance with Paragraph 3 of the investment advisory agreement between the Trust and Thornburg.

3.    The Trust and Thornburg shall provide to the Trust’s Trustees, at least quarterly, a written report of all amounts expended by the Trust pursuant to this Second Restated Agreement. Thornburg shall provide to the Trustees upon request such information as may reasonably be required for the Trustees to review the continuing appropriateness of this Second Restated Agreement.

4.    This Second Restated Agreement is effective and supersedes and replaces the Restated Agreement as of the date first set forth above for the Funds and their respective share classes identified in Exhibit A. This Second Restated Agreement will become effective immediately as to other classes of shares or Funds upon execution of a supplement to this Second Restated Agreement after approval by the Trustees and any shareholder approvals then required by the 1940 Act or the rules thereunder. This Second Restated Agreement thereafter will continue in effect from year to year, provided that continuance is approved at least annually by a vote of the Trustees, including a majority of the Disinterested Trustees, cast in person at a

Second Restated Administrative Services Agreement (Class I and R5 Shares)	Page 2

meeting called for the purpose of voting on the continuance. This Second Restated Agreement may be terminated as to a class of shares of a Fund at any time, without penalty, by the vote of a majority of the Disinterested Trustees or by the vote of a majority of the outstanding shares of the class. The Trust may discontinue Thornburg’s services as to a class under this Second Restated Agreement and name another service provider, or Thornburg may assign this Second Restated Agreement or delegate part or all of its obligations hereunder (to a related or unrelated entity) upon a vote of the Trustees including a majority of the Disinterested Trustees or a vote of the holders of a majority of the class’s outstanding shares, without any penalty. Thornburg may terminate its services under this Agreement upon 60 days written notice to the Trust.

5.    All material amendments to this Second Restated Agreement must be approved by the vote of the Trustees, including a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the amendment.

6.    This Second Restated Agreement applies to the Funds and share classes identified in Exhibit A. The parties acknowledge and agree that this Second Restated Agreement may from time to time be made applicable to one or more funds and one or more classes of shares of those funds, but that this Second Restated Agreement applies separately to each class of shares and is severable in all respects. Consequently, this Second Restated Agreement may be modified, continued or terminated as to one class of shares of a Fund without affecting any other class of shares of any other Fund.

7.    The Trust will preserve in an easily accessible place copies of this Second Restated Agreement and all reports made pursuant to this Second Restated Agreement, together with minutes of all Trustees’ meetings at which the adoption, amendment or continuance of this Second Restated Agreement were considered (describing the factors considered and the basis for decision), for a period of not less than six years from the date of this Second Restated Agreement.

8.    This Second Restated Agreement will be construed in accordance with the laws of the State of New Mexico and applicable provisions of the 1940 Act. To the extent the applicable law of the State of New Mexico or any provisions herein conflict with the applicable provisions of the 1940 Act, the latter will control. If any provision of this Second Restated Agreement is determined by a court or governmental agency having jurisdiction to be invalid or unenforceable, the balance of this Second Restated Agreement shall remain in full force and effect.

9.    The Trust will not hold Thornburg liable for any act or failure to act hereunder in the absence of Thornburg’s willful misfeasance, bad faith or gross negligence, or its reckless disregard of its obligations hereunder.

10.    The Trustees have authorized the execution of this Second Restated Agreement in their capacity as Trustees and not individually and Thornburg agrees that neither shareholders of any Fund nor the Trustees, nor any officer, employee, representative or agent of the Trust shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust, that the shareholders of every Fund, Trustees, officers, employees, representatives and agents of the Trust shall not be

Second Restated Administrative Services Agreement (Class I and R5 Shares)	Page 3

personally liable hereunder, and that Thornburg shall look solely to the property of the Funds for the satisfaction of any claim hereunder.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Restated Agreement as of the day and year first above written in Santa Fe, New Mexico.

THORNBURG INVESTMENT TRUST

By:

THORNBURG INVESTMENT MANAGEMENT, INC.

By:

Second Restated Administrative Services Agreement (Class I and R5 Shares)	Page 4

EXHIBIT A

Funds and Share Classes to Which this Second Restated Agreement Applies

Fund	Share Class
Thornburg Low Duration Municipal Fund	Class I

Thornburg Limited Term Municipal Fund	Class I

Thornburg California Limited Term Municipal Fund	Class I

Thornburg Intermediate Municipal Fund	Class I

Thornburg Strategic Municipal Income Fund	Class I

Thornburg New Mexico Intermediate Municipal Fund	Class I

Thornburg New York Intermediate Municipal Fund	Class I

Thornburg Low Duration Income Fund	Class I

Thornburg Limited Term U.S. Government Fund	Class I
Class R5

Thornburg Limited Term Income Fund	Class I
Class R5

Thornburg Strategic Income Fund	Class I
Class R5

Thornburg Value Fund	Class I
Class R5

Thornburg International Value Fund	Class I
Class R5

Second Restated Administrative Services Agreement (Class I and R5 Shares)	Page 5

Thornburg Core Growth Fund	Class I
Class R5

Thornburg International Growth Fund	Class I
Class R5

Thornburg Investment Income Builder Fund	Class I
Class R5

Thornburg Global Opportunities Fund	Class I
Class R5

Thornburg Developing World Fund	Class I
Class R5

Thornburg Better World International Fund	Class I
Class R5

CT/THORNBURG/IT 5787-002/DOCUMENTS/SECOND RESTATED ADMINISTRATIVE SVCS AGRMT (Classes I and R5)

Second Restated Administrative Services Agreement (Class I and R5 Shares)	Page 6